Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of NanoViricides, Inc. on Form S3 (No. 333-296790, 333-296550, and 333-298493) of our report dated September 28, 2026, on our audits of the financial statements as of June 30, 2026 and 2025 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about September 28, 2026. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

September 28, 2026

“EisnerAmper” is the brand name under which EisnerAmper LLP and Eisner Advisory Group LLC provide professional services. EisnerAmper LLP and Eisner Advisory Group LLC are independently owned firms that practice in an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable law, regulations and professional standards. EisnerAmper LLP is a licensed CPA firm that provides attest services, and Eisner Advisory Group LLC and its subsidiary entities provide tax and business consulting services. Eisner Advisory Group LLC and its subsidiary entities are not licensed CPA firms.